	Fund Name	MassMutual Select Strategic Balanced Fund
	Series Number	(Series 32)
	Name of Affiliate member of underwriting or selling syndicate	JPMorgan Securities Inc.

	(A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public,	Yes
(B) part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940,
(C) if Eligible Municipal Securities,
(D) if Securities sold in an Eligible Foreign Offering,
(E) if Securities sold in an Eligible Rule 144A Offering

	Issuer/Name of Security	MetLife Inc. (MET)
	Description of Security	Common Stock

	Date Purchased	3/3/2011

	Underwriter(s) from whom purchased	Goldman Sachs

	Syndicate Member(s)	Goldman Sachs
Citi
Credit Suisse
BofA Merrill Lynch
Barclays Capital
Deutsche Bank
JPMorgan
Morgan Stanley
UBS
Wells Fargo
BNP Paribas
HSBC
Mizuho Securities
Nomura
Piper Jaffray
PNC Capital Markets
RBC Capital Markets
RBS
Scotia Capital
Societe General
SMBC Nikko
Cabrera Capital Markets
CastleOak Securities
Guzman & Company
Lebenthal Capital Markets
Loop Capital Markets
MFR Securities
M.R. Beal & Co.
Ramirez & Co.
Siebert Capital Markets
The William Capital Group
Toussaint Capital Partners
Blaylock Robert Van, LLC

(X)	Aggregate Principal amount or Number of Shares	3,400 shares
	Aggregate Purchase Price	$147,050.00
(Y)	Aggregate principal amount of such class of securities being offered	$6,349,520,044

	Purchase Price per Unit	$43.25

	Date First Offered:	3/3/2011
	Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.	$43.25
	Commission, spread or profit (%)	$0.21625

The advisor/sub advisor certifies that the following information contained herein is complete and accurate and the following conditions have been satisfied:
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made.
The underwriting was a Firm Commitment Underwriting:
The commission, spread, or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period
For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

For municipal securities only - The issue of securities has received an investment grade rating from a NRSRO  or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the

The amount of such securities purchased by all of the investment companies advised by the advisor and the relevant sub-advisor(s) to the Fund purchasing such securities did not exceed 25% of  (X) or (Y).

No Affiliated Underwriter was a direct or indirect participant in the sale.
Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3.